Exhibit 99.1

CITI TRENDS ANNOUNCES FOURTH QUARTER AND FISCAL 2011 SALES

Total sales increased 2.9% to $640.8 million for the full fiscal year

Comparable store sales decreased 6.2% in the fourth quarter and 8.3% for the year

Fourth quarter net loss expected to approximate $0.40 per diluted share

SAVANNAH, GA (February 2, 2012) — Citi Trends, Inc. (NASDAQ: CTRN) today reported unaudited sales results for the fourth quarter and fiscal year ended January 28, 2012.

Total sales in the 13-week period ended January 28, 2012 increased 3.7% to $178.4 million compared with $172.0 million in the 13-week period ended January 29, 2011.  Comparable store sales decreased 6.2% in the fourth quarter.  By month, comparable store sales were down 10.7% in November, down 2.3% in December and down 11.2% in January.  Comparable store sales in January were up more than 3% until the last two days of the month, which were both down 40% due to a delay of one to two weeks for income tax refunds, as announced by the Internal Revenue Service.

For the year, total sales increased 2.9% to $640.8 million compared with $622.5 million in fiscal 2010.  Comparable store sales decreased 8.3% for the full year.

The Company stated that, although the year-end closing process has just begun, based on the negative fourth quarter comparable store sales results and a significantly lower gross margin, it expects to report a net loss of approximately $0.40 per diluted share for the fourth quarter.  Included in the estimated quarterly loss is the adverse impact of non-cash impairment expense totaling approximately $0.20 per diluted share.

Ed Anderson, Chairman and Chief Executive Officer, commented, “While we are disappointed to report a loss for the fourth quarter, there are positives to report. Our sales trends improved significantly as we moved through the quarter, except for the impact of the shift in income tax refunds on the last two days of the quarter. We ended the year with the cleanest, best-balanced inventory in some time, preparing us well for the important first quarter. In addition, we continue to be strong financially with an excellent balance sheet, over $60 million of cash and investments, no debt and $50 million of unused capacity under our revolving line of credit.”

Regarding sales, Mr. Anderson stated, “Our company sells urban fashions, which we believe are whatever our customers tell us they are. Currently, our customers are telling us that price and fashion are important, while brands are less important. Many of the urban brands that have been important to us over the last few years do not resonate as well with our

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customers as they once did. In response to this shift in customer demand, we have taken some important actions. We have reduced our everyday prices of branded and fashion (unbranded) merchandise. We have marked down and reduced our ownership of significant amounts of branded merchandise to better match inventory levels with sales. We have re-balanced our inventory and increased our ratio of fashion merchandise to the total.”

In discussing gross margin for the quarter, Mr. Anderson stated, “The reduction in gross margin was primarily the result of markdowns taken to reduce pricing for competitive reasons and to reduce excess quantities of branded merchandise. As mentioned before, we feel very good about the levels and freshness of our inventory as we enter the very important first quarter.”

Looking ahead, Mr. Anderson concluded, “The economic issues that have impacted our consumer and our performance continue to be a challenge, but we have taken strong action on the things we can control. While we have work left to do, I am very optimistic about what we can deliver in 2012.”

The Company will report complete financial results for its fourth quarter and fiscal 2011 before the market opens on March 9, 2012.  Citi Trends will host a conference call on the same day at 9:00 a.m. ET.  The number to call for the live interactive teleconference is (212) 231-2906.  A replay of the conference call will be available until March 16, 2012, by dialing (402) 977-9140 and entering the passcode, 21575847.

The live broadcast of Citi Trends’ quarterly conference call will be available online at the Company’s website, www.cititrends.com, on March 9, 2012, beginning at 9:00 a.m. ET.  The online replay will follow shortly after the call and continue until March 16, 2012.

About Citi Trends

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 511 stores located in 29 states.  Citi Trends’ website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial results and position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties.  The words “believe,” “may,” “could,” “plans,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements.  Statements with respect to anticipated financial results and earnings guidance are forward-looking statements.  Investors are cautioned that any such forward-looking statements are subject to the finalization of the Company’s year-end financial and accounting procedures, are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Actual results or developments may differ materially from those included in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission.  These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends.  Any forward-looking statements by the Company, with respect to earnings guidance or otherwise, are intended to speak only as of the date such statements are made.  Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Ed Anderson	Bruce Smith
	Chief Executive Officer	Chief Financial Officer
	(912) 443-3705	(912) 443-2075

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